Exhibit 99.1

I am resigning from the Board of Directors and as Chairman of the Compensation Committee
of Virco Manufacturing Corporation effective at the end of business on October 15, 2013.

In the spring of 2013, the outside directors determined by a vote of 7-0 that a change of leadership of the company was required. Initially management agreed to certain of the changes.

Management was successful in changing the mind of 3 directors who originally agreed that a change was necessary. Two of these directors were prior executives of the company and the third is a personal friend  of the Chairman/CEO.

The board is now controlled by an inside group of directors.

A duty of a board member is to represent the interests of all shareholders.The execution of that duty is not possible under the present board structure.

Albert J. Moyer